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                                                                     EXHIBIT 4.1

                         Form of Articles Supplementary



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                             ARTICLES SUPPLEMENTARY
                                       OF
                             JDN REALTY CORPORATION

              9 3/8% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


         JDN Realty Corporation, a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation under Article VI of the Articles of Restatement of the Corporation (the "Charter"), the Board of Directors, by resolutions adopted at a meeting held on September 8, 1998, has classified and designated 2,300,000 authorized but unissued shares of preferred stock of the Corporation, par value $.01 per share (the "Preferred Stock"), into a series designated as 9 3/8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and has provided for the issuance of such series.

         SECOND: The terms of the Series A Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       DEFINITIONS.

         For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock; provided that, for purposes of paragraph (a) of Section 7 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.


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         "Capital Gains Amount" shall have the meaning set forth in paragraph
(c) of Section 2 of this Article.

         "Code" shall mean the Internal Revenue of 1986, as amended.

         "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Corporation.

         "Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such Dividend Payment Date to the date such dividend is paid.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including March 31, June 30, September 30 and December 31 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Series A Preferred Stock shall be redeemed pursuant to Section 4 hereof, which shall end on and include the Redemption Date with respect to the Series A Preferred Stock being redeemed.

         "Event" shall have the meaning set forth in paragraph (b)(i) of Section 7 of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean September 17, 1998.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 30, 1998.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
Section 6 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
(a) of Section 3 of this Article.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
Section 6 of this Article.

         "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Redemption Date" shall have the meaning set forth in paragraph (a) of
Section 4 of this Article.



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         "Senior Stock" shall have the meaning set forth in paragraph (a) of
Section 6 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Total Dividends" shall have the meaning set forth in paragraph (c) of
Section 2 of this Article.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Series A Preferred Stock; provided, that if the Corporation has not designated a transfer agent, then the Corporation shall act as the transfer agent for the Series A Preferred Stock.

         "Voting Preferred Stock" shall have the meaning set forth in Section 7 of this Article.

         2.       DIVIDENDS.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Series A Preferred Stock equal to $2.3438 per annum (equivalent to 9 3/8% of the per share Liquidation Preference per annum). Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on September 30, 1998. Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls on or such other date designated by the Board of Directors for the payment of dividends that is not more than 45 nor less than 10 days prior to such Dividend Payment Date, as the case may be, immediately preceding such Dividend Payment Date. No dividends on the Series A Preferred Stock shall be declared by the Board of Directors or be paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without



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reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (c) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series A Preferred Stock for the year bears to the Total Dividends. If, for any taxable year, the Corporation elects, as provided in Section 857(b)(3)(D) of the Code, to designate as "undistributed capital gains" any portion of the Corporation's total net capital gains for the taxable year, then such undistributed capital gains shall be allocated between the holders of the Series A Preferred Stock and the holders of other classes or series of capital stock of the Corporation in a manner that is consistent with such allocations being considered other than a "preferential dividend" within the meaning of Section 562(c) of the Code.

                  (d) So long as any of the shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Series A Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series A Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (e) So long as any of the shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be




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declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive, benefit or stock purchase plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Series A Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  (f) In determining the extent to which a distribution with respect to the Series A Preferred Stock constitutes a dividend for tax purposes, the earnings and profits of the Corporation will be allocated, on a pro rata basis, in accordance with the ranking of the class of capital stock or series of capital stock, constituting a class within the meaning of Code Section 562(c), of the Corporation, as described in Section 6.

                  Notwithstanding the provisions of this Section 2, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or Junior Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock or Junior Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to assist in maintaining the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         3.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25.00) per share of Series A Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends accumulated, accrued and unpaid thereon to the date of final distribution to such holders,



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no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 3, (i) a consolidation or merger of the Corporation with or into one or more other entities, (ii) a sale, lease, transfer or conveyance of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock and any Parity Stock, as provided in this Section 3, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

         4.       REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Series A Preferred Stock shall not be redeemable by the Corporation prior to September 15, 2003. On and after September 15, 2003, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to $25.00 per share, plus all accumulated, accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"); provided, however, that in the event of a redemption of shares of Series A Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 4(a), the redemption price of the Series A Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation of other capital shares of the Corporation (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.



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                  (c) If full cumulative dividends on all outstanding shares of
Series A Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Series A Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

                  (d) If the Corporation shall redeem shares of Series A Preferred Stock pursuant to paragraph (a) of this Section 4, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for cash; and (4) the redemption price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence.

         Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series A Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required; provided, however, that if the Redemption Date for any shares of Series A Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Series A Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any




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dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Series A Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Series A Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Series A Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series A Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         5.       STATUS OF REACQUIRED STOCK.

         All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Series A Preferred Stock.

         6.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock (the "Senior Stock");

                  (b) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid




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dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and

                  (c) junior to the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series shall be Common Stock or (ii) the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as the "Junior Stock").

         7.       VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Series A Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrearages in dividends on the Series A Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of at least ten percent (10%) of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not




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have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66- 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                         (i) Any amendment, alteration or repeal of any of the
                    provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the Bylaws of the Corporation, whether by merger, consolidation or otherwise (an "Event") that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock; provided, however, that the amendment of the provisions of the Charter (A) so as to authorize or create, or to increase the authorized amount of, or issue, any Junior Stock or any shares of any class or series of Parity Stock or (B) with respect to the occurrence of any Event, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of the Event, the Corporation may not be the surviving entity, shall not in either case be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock; or

                         (ii) The authorization, creation of, increase in the
                    authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Series A Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 4 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Series A Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other class or series shall have with respect to such matters one quarter of one (.25) vote per $25 of stated liquidation preference. Except




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as otherwise required by applicable law or as set forth herein or in the
Charter, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         8.       RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         9.       RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  The shares of Series A Preferred Stock are subject to the provisions of Article XII of the Corporation's Charter pertaining to restrictions on ownership and transfers, including without limitation the provisions relative to Excess Shares.

         THIRD: The terms of the Series A Preferred Stock set forth in Article Second hereof upon any restatement of the Charter shall become Article XV of the Charter with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof.



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


         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and witnessed by William J. Kerley, its Secretary, on September 8th, 1998.



WITNESS:                                    JDN REALTY CORPORATION


   /s/ William J. Kerley                    By:   /s/ J. Donald Nichols
----------------------------                    -------------------------------
William J. Kerley, Secretary
                                            Name:     J. Donald Nichols
                                            Title:    Chairman and Chief
                                                      Executive Officer



         THE UNDERSIGNED, the Chairman and Chief Executive Officer of JDN REALTY CORPORATION, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                    By:      /s/ J. Donald Nichols
                                         ------------------------------
                                    Name:     J. Donald Nichols
                                    Title:    Chairman and Chief
                                              Executive Officer






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